Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR FOURTH

QUARTER AND FISCAL YEAR 2008

•	Fiscal Fourth Quarter Revenue: Up 18% to $385 Million
•	Fiscal Year 2008 Revenue: Up 19% to $1.507 Billion
•	Diluted EPS: $0.32 for Fiscal Fourth Quarter, $1.24 for Fiscal Year 2008
•	$23 Million of Stock Repurchased, Additional $100 Million Authorized

FAIRFAX, Va. – August 12, 2008 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced operating results for the fourth quarter and fiscal year (FY) 2008, which ended June 30, 2008.

Revenue for the quarter increased 18% from $326.2 million in the June 2007 quarter to $384.8 million. Revenue for the year increased 19% from $1.269 billion in FY 2007 to $1.507 billion.

Operating income for the quarter was $30.3 million, and full-year operating income was $119.4 million. Net income for the quarter was $18.8 million, and full-year net income was $73.3 million. Diluted earnings per share for the quarter were $0.32, and full-year diluted earnings per share were $1.24. Fourth quarter diluted earnings per share included about $0.01 from the release of the final escrow related to the 2006 sale of the Company’s remaining interest in Mantas, Inc.

SRA President and CEO Stan Sloane said, “Given our ongoing focus on accelerating organic growth, we’re pleased to have increased our opportunity pipeline to $28.3 billion, including a record $2.2 billion of pending bids. We’ve also repurchased $23 million of shares since the start of the June quarter, and our Board has authorized an additional $100 million stock buyback for the future.”

“We’re enthusiastic about our July acquisitions of Era Corporation and Interface & Control Systems, as both companies give us product capabilities and intellectual property in strategically important market segments. Their technologies are valuable differentiators as we move farther into large-scale systems integration. We’re pleased to welcome their employees to SRA.”

CFO and Executive Vice President of Operations Steve Hughes added, “The more profitable labor services component of revenue grew faster than total revenue again in FY 2008. We expect this trend to continue in FY09, leading to further margin expansion. In light of the AITS re-compete decision, we are pleased with the FY08 results and growth prospects for FY09.”

New Business Awards

The Company won new business in the fourth quarter with potential value of $405 million, if all options are exercised. As of June 30, 2008, the Company’s backlog of signed business orders was $3.9 billion, an increase of 15% year-over-year.

Major highlights of competitive contract awards in the quarter include:

•	Federal Energy Regulatory Commission (FERC), Information Technology Support Services (ITSS). SRA won a five-year, $77 million contract to provide a range of technical

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services for FERC, including network and data center support, software engineering, records management, and information security. The award has been protested, and a decision is expected in the next few months.

•

Environmental Protection Agency (EPA), Office of Emergency Management (OEM). The EPA awarded SRA a seven-year, $56 million contract to continue delivering program analysis and management support to the OEM. This recompete contract includes an expansion of the Company’s services into technical and regulatory development.

•

National Geospatial-Intelligence Agency (NGA), New Campus East Deployment Planning and Execution (NDPE). NGA awarded the Company a five-year, $34 million contract to support the movement of all of its Washington, DC area missions and personnel to its New Campus East property on Fort Belvoir in Springfield, VA.

•

National Institute of Environmental Health Science (NIEHS), Information Technology Support Services (ITSS). SRA won a 3.5-year, $26 million contract to provide enterprise-wide IT services for NIEHS. The Company will deliver infrastructure operations and application development services, as well as IT security and bioinformatics systems support.

Share Buyback

In June and July, the Company repurchased more than one million shares of SRA stock, deploying about $22.7 million in cash, completing the $40 million buyback authorized by the Board of Directors in 2007. The Board has authorized an additional $100 million buyback at management’s discretion over time.

Forward Guidance

The Company is providing initial forward guidance for the full FY 2009. In the past, the Company has provided both quarterly and annual guidance. Management believes that annual guidance is more consistent with building long-term value, so the Company will not provide quarterly guidance going forward.

The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in this table includes the Interface and Control Systems acquisition for the full year, and it accounts for the Era Corporation acquisition as of July 30. It does not include any effect for acquisitions that SRA might make in the future.

Measure	Fiscal Year Ending June 30, 2009	Growth from FY 2008 to 2009
Revenue	$1.60 billion to $1.66 billion	6% to 10%
Diluted earnings per share	$1.30 to $1.35	6% to 10%

Please note that the growth calculation for diluted earnings per share excludes the Company’s $0.01 non-operating gain in FY 2008 from the Mantas escrow release.

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Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-287-9905 (U.S./Canada) or 706-643-7540 (Other) with passcode 54846682. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call on August 12 through August 26, 2008 by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (Other) and entering passcode 54846682.

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The Company’s 6,800 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including guidance about future financial results and statements about the estimated value of contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for a substantial majority of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on August 16, 2007. In addition, the forward-looking statements included in this press release represent our views as of August 12, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 12, 2008.

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Contacts

Dave Keffer Vice President, Investor Relations SRA International, Inc. (703) 502-7731 david_keffer@sra.com	Steve Hughes CFO and Executive VP, Operations SRA International, Inc. (703) 502-7732 steve_hughes@sra.com

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Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Revenue	$384,789	$326,207	$1,506,933	$1,268,872

Operating costs and expenses:
Cost of services	284,207	244,171	1,121,913	954,656
Selling, general and administrative	63,842	51,283	240,340	200,204
Depreciation and amortization	6,442	5,602	25,263	21,187

Total operating costs and expenses	354,491	301,056	1,387,516	1,176,047

Operating income	30,298	25,151	119,417	92,825
Interest expense	(1,072)	(8)	(3,288)	(35)
Interest income	887	1,797	4,261	6,311
Gain on sale of Mantas, Inc.	892	—	892	3,674

Income before taxes	31,005	26,940	121,282	102,775
Provision for income taxes	12,234	10,287	48,018	39,345

Net income	$18,771	$16,653	$73,264	$63,430

Earnings per share:
Basic	$0.33	$0.29	$1.27	$1.12

Diluted	$0.32	$0.28	$1.24	$1.09

Weighted-average shares:
Basic	57,463,961	57,008,604	57,566,645	56,476,927

Diluted	58,886,594	58,742,984	59,277,059	58,381,788

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	30-Jun-08	30-Jun-07
Current assets:
Cash and cash equivalents	$229,260	$212,034
Restricted funds	1,194	—
Accounts receivable, net	344,800	262,409
Prepaid expenses and other	65,240	26,370
Deferred income taxes, current	11,979	5,860

Total current assets	652,473	506,673

Property and equipment, net	37,949	36,685

Other assets:
Goodwill	395,766	256,530
Identified intangibles, net	36,813	30,849
Deferred income taxes, noncurrent	3,217	8,163
Deferred compensation trust	7,747	8,784
Other assets	3,892	—

Total other assets	447,435	304,326

Total assets	$1,137,857	$847,684

Current liabilities:
Accounts payable and accrued expenses	$165,443	$110,897
Accrued payroll and employee benefits	99,742	81,711
Billings in excess of revenue recognized	14,937	16,980

Total current liabilities	280,122	209,588

Long-term liabilities:
Long-term debt	150,000	—
Other long-term liabilities	14,799	12,641

Total long-term liabilities	164,799	12,641

Total liabilities	444,921	222,229

Stockholders' equity	692,936	625,455

Total liabilities and stockholders' equity	$1,137,857	$847,684

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended
	30-Jun-08	30-Jun-07
Cash flows from operating activities:
Net income	$73,264	$63,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,263	21,187
Stock-based compensation	10,148	11,496
Deferred income taxes	(1,173)	(5,722)
Gain on sale of Mantas, Inc.	(892)	(3,674)
Loss on disposal of property and equipment	788	—
Working capital changes, net of the effect of acquisitions	(23,601)	35,727

Net cash provided by operating activities	83,797	122,444

Cash flows from investing activities:
Capital expenditures	(10,763)	(12,624)
Sales and maturities of investments	—	9,749
Acquisition of Spectrum Solutions Group, net of cash acquired	—	(8,000)
Acquisition of RABA Technologies, net of cash acquired	—	(94,005)
Acquisition of Constella Group, LLC, net of cash acquired	(189,714)	—
Proceeds from sale of Mantas, Inc.	892	3,674

Net cash used in investing activities	(199,585)	(101,206)

Cash flows from financing activities:
Issuance of common stock	15,027	9,550
Tax benefits of stock option exercises	4,667	6,521
Borrowings (repayments) under credit facility, net of associated financing costs	148,919	—
Reissuance of treasury stock	679	1,245
Purchase of treasury stock	(36,278)	(84)

Net cash provided by financing activities	133,014	17,232

Net increase in cash and cash equivalents	17,226	38,470
Cash and cash equivalents, beginning of period	212,034	173,564

Cash and cash equivalents, end of period	$229,260	$212,034

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$2,656	$35

Income taxes	$51,390	$38,012

Cash received during the period:
Interest	$4,376	$6,103

Income taxes	$961	$938

Reconciliation Between Reported Net Income and Net Income Excluding Gain On Sale of Mantas, Inc. (Unaudited)

(in thousands, except share and per share amounts)

The Company has presented net income, as adjusted, to show the effect that the gain on the sale of Mantas, Inc. had on the Company’s earnings per share. The Company believes that these non-GAAP financial measures provide useful information to investors because they allow investors to compare the Company’s current performance to prior performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	30-Jun-08		30-Jun-07
Net income, as reported	$18,771		$16,653
Gain on sale of Mantas, Inc.	(892)[1]		—
Tax effect from the gain on sale of Mantas, Inc.	348	[2]	—

Net income excluding gain on sale of Mantas, Inc.	$18,227		$16,653

Adjusted earnings per share:
Basic	$0.32		$0.29

Diluted	$0.31		$0.28

Adjusted weighted-average shares:
Basic	57,463,961		57,008,604

Diluted	58,886,594		58,742,984

[1]	Adjusted to eliminate the gain resulting from the sale of Mantas, Inc.
[2]	Adjusted to eliminate the tax effect of the adjustment described in Note 1 at the consolidated marginal tax rate of 39.0%.

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	30-Jun-08	30-Jun-07	% Increase
Total Revenue, as reported	$384,789	$326,207	18.0%
Plus: Revenue from acquired companies for the comparable prior year period	—	54,299

Organic Revenue	$384,789	$380,506	1.1%